Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statements on Forms S-8 pertaining to the 1996 Equity Incentive Plan, the 1998-A Direct Hit Stock Plan and the 1999 Non-Officer Equity Incentive Plan (No. 333-33694), the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan (No. 333-88435), the 1999 Equity Incentive Plan, as Amended through May 25, 2000 and the 1999 Employee Stock Purchase Plan, as Amended through May 25, 2000 (No. 333-97405), the Net Effect Systems, Inc. 1997 Stock Plan (No. 333-95687), the 1999 Equity Incentive Plan, as amended through May 25, 2000, the 1999 Employee Stock Purchase Plan, as amended through May 25, 2000, and the 1999 Non-Qualified Equity Incentive Plan, as amended through January 1, 2001 (No. 333-73400), and the 1999 Equity Incentive Plan, as amended, and the 1999 Employee Stock Purchase Plan, as amended (No. 333-105271), and in the related Prospectuses of Ask Jeeves, Inc. of our report dated January 22, 2003, except for Note 16 as to which the date is September 17, 2003, with respect to the consolidated financial statements and financial statement schedule of Ask Jeeves, Inc. included in its Current Report on Form 8-K filed on September 19, 2003 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Walnut Creek, California
September 17, 2003